PRESS RELEASE


FOR:  	          ICC

KCSA CONTACTS:	  Leslie A. Schupak	     Joseph Mansi
		               T  212.896.1207		      T   212.896.1205
		               F  212.697.0910		      F  212.697.0910
		               E  lschupak@kcsa.com 	 E  jmansi@kcsa.com


ICC Announces Completion of Reg-D Financing

April 20, 1999 New York, NY - Internet Commerce Corporation (ICC), [NASDAQ SmallCap Market: ICCAC], a development stage company, today announced that it has completed a Reg-D Financing for $6.0 million. ICC's previously announced private offering of $2,595,000 bridge units will convert as a part of the Reg-D financing.

Shares of the Reg-D Series A Convertible Redeemable Preferred Stock are convertible at the option of its holder, at any time after issuance, into shares of Class A common stock at the initial conversion rate defined as number of shares of Class A Common Stock equal to $1,000 divided by the lower of (a) $5.00
(b) 75% of the average market price of the Common for the period of 10 days immediately prior to the conversion date.
No less than 25 shares may be converted at any one time unless the holder then holds less than 25 shares and converts all at the same time. There exists a conversion price ceiling of $5.00 per share and a conversion price floor of $3.00 per share.

Richard Berman, ICC's Chairman and Chief Executive Officer, stated, "This financing provides ICC with the resources to aggressively market its Internet-based business-to-business electronic commerce service, CommerceSense(tm), to the explosive global EC marketplace. The CommerceSense system capitalizes on the Internet's speed and cost-effectiveness to offer our customers an entirely secure, browser-based solution for both electronic commerce and traditional electronic data interchange (EDI)."

Internet Commerce Corporation develops and markets Internet-based products and services to facilitate secure Electronic
Commerce (EC) transactions for commercial and governmental markets. ICC's expertise in business-to-business commerce and electronic data interchange (EDI), provides easy-to-use, sophisticated solutions for companies of all sizes for the transmission, encryption, reporting and archiving of all electronic data.

ICC CONTACT: Victor Bjorge  -  212.271.7640